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                                                                    Exhibit 99.6

    THIS ANNOUNCEMENT IS NEITHER AN OFFER TO PURCHASE NOR A SOLICITATION OF AN OFFER TO SELL SHARES. THE OFFER IS MADE SOLELY BY THE OFFER TO PURCHASE, DATED MARCH 5, 2001 (THE "OFFER TO PURCHASE"), AND THE RELATED LETTER OF TRANSMITTAL, AND IS BEING MADE TO ALL HOLDERS OF SHARES. THE OFFER IS NOT BEING MADE TO (NOR WILL TENDERS BE ACCEPTED FROM OR ON BEHALF OF) HOLDERS OF SHARES IN ANY JURISDICTION IN WHICH THE MAKING OF THE OFFER OR THE ACCEPTANCE THEREOF WOULD NOT BE IN COMPLIANCE WITH THE LAWS OF SUCH JURISDICTION OR ANY ADMINISTRATIVE OR JUDICIAL ACTION PURSUANT THERETO.

                          NOTICE OF OFFER TO PURCHASE
                     ALL OUTSTANDING SHARES OF COMMON STOCK
                                       OF
                            WESTFIELD AMERICA, INC.
                                       AT
                              $16.25 NET PER SHARE
                                       BY
            WESTFIELD AMERICA MANAGEMENT LIMITED, IN ITS CAPACITY AS
           RESPONSIBLE ENTITY AND TRUSTEE OF WESTFIELD AMERICA TRUST

    Westfield America Management Limited (the "Purchaser"), in its capacity as responsible entity and trustee of Westfield America Trust, an Australian publicly traded unit trust, hereby offers to purchase all outstanding shares (the "Shares") of common stock, par value $0.01 per share, of Westfield America, Inc., a Missouri corporation (the "Company"), (other than Shares owned by the Purchaser and certain of its affiliates) at a price of $16.25 per Share, to the seller in cash, less any taxes required to be withheld and paid to a government entity, without interest thereon (the "Offer Price"), upon the terms and subject to the conditions set forth in the Offer to Purchase and in the related Letter of Transmittal (which, together with any amendments or supplements thereto, constitute the "Offer"). The Offer is a third-party tender offer by the Purchaser to purchase at the Offer Price all Shares tendered pursuant to the Offer. Following the consummation of the Offer, the Purchaser intends to effect the Merger (as defined below) as described below.

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    THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK
           CITY TIME, ON APRIL 3, 2001, UNLESS THE OFFER IS EXTENDED.
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    THE OFFER IS NOT CONDITIONED UPON ANY MINIMUM NUMBER OF SHARES BEING
TENDERED. THE OFFER IS SUBJECT TO CERTAIN CONDITIONS SET FORTH IN THE OFFER TO PURCHASE.

    The Offer is being made pursuant to an Agreement and Plan of Merger, dated as of February 14, 2001 (the "Merger Agreement"), among the Purchaser, Mall Acquisition Corp., a to-be-formed Delaware corporation ("Merger Sub"), and the Company. Pursuant to the Merger Agreement and in accordance with the Missouri General and Business Corporation Law (the "MGBCL") and the Delaware General Corporation Law, as soon as practicable after the completion of the Offer and satisfaction or waiver of all conditions, including the purchase of Shares pursuant to the Offer and the approval and adoption of the Merger Agreement by the shareholders of the Company (if required by applicable law), Merger Sub will be merged with and into the Company (the "Merger"), with the Company as the surviving corporation. At the effective time of the Merger, each Share then outstanding, other than Shares held by (i) the Company, (ii) the Purchaser or the Westfield Affiliates (as defined in the Offer to Purchase) and
(iii) shareholders who have properly exercised their appraisal rights under the MGBCL, will be cancelled and converted automatically into the right to receive $16.25 in cash, less any taxes required to be withheld and paid to a government entity, or any other price per Share paid in the Offer, without interest.

    THE COMPANY'S BOARD OF DIRECTORS, AFTER RECEIVING THE UNANIMOUS RECOMMENDATION OF A SPECIAL COMMITTEE OF INDEPENDENT DIRECTORS, (1) HAS UNANIMOUSLY DETERMINED THAT THE MERGER IS ADVISABLE, FAIR TO AND IN THE BEST INTERESTS OF THE COMPANY AND ITS SHAREHOLDERS (OTHER THAN THE PURCHASER AND
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CERTAIN OF ITS AFFILIATES), (2) HAS UNANIMOUSLY APPROVED THE MERGER, THE OFFER
AND THE MERGER AGREEMENT AND (3) UNANIMOUSLY RECOMMENDS THAT THE COMPANY'S SHAREHOLDERS ACCEPT THE OFFER AND TENDER THEIR SHARES PURSUANT TO THE OFFER.

    For purposes of the Offer, the Purchaser will be deemed to have accepted for payment, and thereby purchased, Shares validly tendered and not withdrawn as, if and when the Purchaser gives oral or written notice to American Stock
Transfer & Trust Company, as Depositary (the "Depositary"), of the Purchaser's acceptance of such Shares for payment pursuant to the Offer. In all cases, upon the terms and subject to the conditions of the Offer, payment for Shares purchased pursuant to the Offer will be made by deposit of the purchase price therefor with the Depositary, which will act as agent for tendering shareholders for the purpose of receiving payment from the Purchaser and transmitting payment to validly tendering shareholders.

    In all cases, payment for Shares purchased pursuant to the Offer will be made only after timely receipt by the Depositary of (i) certificates representing such Shares or timely confirmation of the book-entry transfer of such Shares into the Depositary's account at The Depository Trust Company (the "Book-Entry Transfer Facility"), pursuant to the procedures set forth in the Offer to Purchase, (ii) the Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, with any required signature guarantees, or an Agent's Message (as defined in the Offer to Purchase) in connection with a book-entry transfer and (iii) any other documents required by the Letter of Transmittal.

    If, prior to the Expiration Date, the Purchaser increases the consideration offered to holders of Shares pursuant to the Offer, such increased consideration will be paid to all holders of Shares that are purchased pursuant to the Offer, whether or not such Shares were tendered prior to such increase in consideration. Under no circumstances will interest on the purchase price for Shares be paid by the Purchaser by reason of any delay in making such payment.

    The term "Expiration Date" means 12:00 midnight, New York City time, on April 3, 2001, unless and until the Purchaser, in accordance with the terms of the Offer and subject to the limitations in the Merger Agreement, shall have extended the period of time for which the Offer is open, in which event the term "Expiration Date" will mean the time and date at which the Offer, as so extended by the Purchaser, will expire (provided, however, that without the Company's consent, the Expiration Date will not be extended beyond June 4, 2001). Any such extension will be followed by a public announcement thereof by no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date. During any such extension, all Shares previously tendered and not withdrawn will remain subject to the Offer, subject to the right of a tendering shareholder to withdraw such Shares. Without limiting the manner in which the Purchaser may choose to make any public announcement, the Purchaser currently intends to make announcements by issuing a press release to the Dow Jones News Service.

    Pursuant to Rule 14d-11 under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), the Purchaser may, subject to certain conditions, include a subsequent offering period following the expiration of the Offer. A subsequent offering period, if one is included, is not an extension of the Offer. A subsequent offering period would be an additional period of time, following the expiration of the Offer, within which shareholders may tender Shares not tendered in the Offer. The Purchaser does not currently intend to include a subsequent offering period in the Offer, although it reserves the right to do so in its sole discretion.

    Except as otherwise provided below or as provided by applicable law, tenders of Shares made pursuant to the Offer are irrevocable. Shares tendered pursuant to the Offer may be withdrawn at any time on or prior to the Expiration Date and, unless theretofore accepted for payment as provided herein, may also be withdrawn at any time after May 3, 2001 (or such later date as may apply in case the Offer is extended).

    To be effective, a written, telegraphic or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover of the Offer to Purchase. Any such notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder of the Shares to be withdrawn, if different from the name of the person who tendered the Shares. If certificates evidencing Shares to be withdrawn have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such certificates, the serial numbers shown on such certificates must be submitted to the
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Depositary and, unless such Shares have been tendered by an Eligible Institution
(as defined in the Offer to Purchase), the signatures on the notice of withdrawal must be guaranteed by an Eligible Institution. If Shares have been delivered pursuant to the procedures for book-entry transfer as set forth in the Offer to Purchase, any notice of withdrawal must also specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares and otherwise comply with such Book-Entry Transfer Facility's procedures.

    Withdrawals of Shares may not be rescinded. Any Shares properly withdrawn will be deemed not validly tendered for purposes of the Offer, but may be retendered at any subsequent time prior to the Expiration Date by following any of the procedures described in Offer to Purchase. No withdrawal rights will apply to Shares tendered during any subsequent offering period and no withdrawal rights apply during any such subsequent offering period with respect to Shares tendered in the Offer and accepted for payment.

    All questions as to the form and validity (including time of receipt) of tenders and notices of withdrawal will be determined by the Purchaser, in its sole discretion, whose determination will be final and binding.

    The receipt of cash in exchange for Shares pursuant to the Offer (or the Merger) will be a taxable transaction for federal income tax purposes and may also be a taxable transaction under applicable state, local or foreign tax laws. Generally, a shareholder who receives cash in exchange for Shares pursuant to the Offer (or the Merger) will recognize gain or loss for federal income tax purposes equal to the difference (if any) between the amount of cash received and such shareholder's adjusted tax basis in the Shares exchanged therefor. Provided that such Shares constitute capital assets in the hands of the shareholder, such gain or loss will be capital gain or loss and will be long-term capital gain or loss if the holder has held the Shares for more than one year at the time of the exchange. All shareholders should consult with their tax advisors as to the particular tax consequences of the Offer and the Merger to them in light of their particular tax situation, including the applicability and effect of the alternative minimum tax and any state, local or foreign income and other tax laws and of changes in such tax laws. For a more complete description of certain U.S. federal income tax consequences of the Offer and the Merger, see the section "THE TENDER OFFER--Section 5. Certain Tax Consequences" of the Offer to Purchase.

    The information required to be disclosed by Rule 13e-3(e)(1) under the Exchange Act is contained in the Offer to Purchase and is incorporated herein by reference.

    The Company has provided the Purchaser with the Company's shareholder lists and security position listings for the purpose of disseminating the Offer to holders of Shares. The Offer to Purchase, the related Letter of Transmittal and other materials will be mailed to record holders of Shares and will be furnished to brokers, dealers, banks and similar persons whose names, or the names of whose nominees, appear on the stockholder lists or, if applicable, who are listed as participants in a clearing agency's security position listing, for subsequent transmittal to beneficial owners of Shares.

    THE OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION AND SHOULD BE READ CAREFULLY BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER.

    Questions and requests for assistance or additional copies of the Offer to Purchase, Letter of Transmittal and other tender offer documents may be directed to the Information Agent at its address and telephone number set forth below, and copies will be furnished promptly at the Purchaser's expense. The Purchaser will not pay any fees or commissions to any broker or dealer or other person other than the Depositary and the Information Agent for soliciting tenders of Shares pursuant to the Offer.

                    The Information Agent for the Offer is:

                           Innisfree M&A Incorporated
                         501 Madison Avenue, 20th Floor
                               New York, NY 10022
                Bankers and Brokers Call Collect: (212) 750-5833
                                       or
                   All Others Call Toll Free: (888) 750-5834

March 5, 2001